Exhibit 10.10

TAX RECEIVABLE AGREEMENT

by and among

MCAFEE CORP.,

FOUNDATION TECHNOLOGY WORLDWIDE, LLC,

the several EXCHANGE TRA PARTIES (as defined herein),

the several REORGANIZATION TRA PARTIES (as defined herein),

MCAFEE, LLC

MCAFEE FINANCE 2, LLC

the TPG NOMINEE (as defined herein),

the INTEL NOMINEE (as defined herein),

and

OTHER PERSONS FROM TIME TO TIME PARTY HERETO

Dated as of [            ], 2020

CONTENTS

Annexes and Exhibits

Annex A	-	Blocker Entities
Annex B	-	Exchange TRA Parties
Annex C	-	Reorganization TRA Parties
Annex D	-	Thoma TRA Parties
Annex E	-	TPG TRA Parties
Annex F	-	Intel TRA Parties
Annex G	-	Corporate Subsidiaries
Exhibit A	-	Form of Joinder Agreement
Exhibit B	-	Net Tax Benefit Percentages

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated [                ], 2020, is hereby entered into by and among McAfee Corp., a Delaware corporation (the “Corporation”, and, along with any other member of the U.S. federal income tax affiliated group filing a consolidated federal income Tax Return with the Corporation, the “Corporate Group”), the Corporate Subsidiaries, Foundation Technology Worldwide, LLC, a Delaware limited liability company (the “LLC”), McAfee Finance 2, LLC, a Delaware limited liability company (“Finance LLC”), McAfee, LLC, a Delaware limited liability company (“McAfee LLC” and, together with the Corporation, the Corporate Subsidiaries, the LLC, Finance LLC and McAfee LLC, the “McAfee Parties”), each of the Exchange TRA Parties from time to time party hereto, each of the Reorganization TRA Parties from time to time party hereto, the TPG Nominee (as defined below), and the Intel Nominee (as defined below). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.01.

RECITALS

WHEREAS, certain of the Reorganization TRA Parties were previously direct or indirect owners of the Blocker Entities, and as a result of their previous ownership of the Blocker Entities, the Reorganization TRA Parties previously indirectly held Units through the Blocker Entities;

WHEREAS, the Exchange TRA Parties hold (or prior to an Exchange will hold) Units;

WHEREAS, the LLC is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Blocker Entities and Corporate Subsidiaries were and are each classified as corporations for United States federal income tax purposes;

WHEREAS, as a result of certain reorganization transactions undertaken in connection with the IPO of the Corporation, all of the shares of the Blocker Entities were contributed directly or indirectly to the Corporation by the Reorganization TRA Parties, and all of the shares of the Corporate Subsidiaries were directly or indirectly contributed to the Corporation by the Reorganization TRA Parties and the Exchange TRA Parties (the “Reorganization”);

WHEREAS, as a result of or in connection with the Reorganization, the Corporate Group may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Subsidiary Pre-IPO Covered Tax Assets and, without duplication, the Blocker Pre-IPO Covered Tax Assets (together with the Subsidiary Pre-IPO Covered Tax Assets, the “Pre-IPO Covered Tax Assets”);

WHEREAS, on and after the date hereof, pursuant to, and subject to the provisions of, the LLC Agreement and any other applicable documentation, each Exchange TRA Party has the right from time to time to require the LLC to redeem (a “Redemption”) all or a portion of such TRA Party’s Units for shares of Class A common stock or, at the election of the Corporation, cash, which Redemption may be effected by the Corporation effecting a direct exchange (a “Direct Exchange”) of shares of Class A Common Stock for such Units, and as a result of such Redemptions or Direct Exchanges the Corporate Group may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Exchange Covered Tax Assets;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporate Group and the LLCs may be affected by the Pre-IPO Covered Tax Assets and the Exchange Covered Tax Assets;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effects of the Pre-IPO Covered Tax Assets and the Exchange Covered Tax Assets;

NOW, THEREFORE, in connection with the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of (i) the Corporate Group and (ii) without duplication, the LLCs, but in the case of this clause (ii) only with respect to Taxes imposed on the LLCs and allocable to the Corporate Group (as reasonably determined by the Corporation); provided, that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated (a) assuming that Subsequently Acquired TRA Attributes do not exist, (b) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Actual Tax Liability of the Corporate Group and LLCs, and (c) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Group for U.S. federal income Tax purposes.

“Advance Payment” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (x) the Corporation’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the Corporation or LLC (or any of their Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state or local tax purposes) files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Corporation, the LLC, or such applicable Subsidiaries file income or franchise Tax Returns for each relevant Taxable Year; provided, that solely in respect of the Corporate Group, to the extent, for any Taxable Year, that state and local income and franchise Taxes are deductible for U.S. federal income tax purposes by members of the Corporate Group that are treated as corporations for U.S. federal income tax purposes, the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Group with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Attribute Schedule” is defined in Section 2.1 of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of (directly or indirectly through a wholly-owned Subsidiary of the Corporation effecting such Exchange), the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, the LLC remains a partnership for U.S. federal income tax purposes) and (ii) under Sections 732, 734(b), and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Blocker Entities” means the entities listed on Annex A.

“Blocker Entity Straddle Period” is defined in the definition of “Blocker Pre-IPO Covered Tax Assets.”

“Blocker Pre-IPO Covered Tax Assets” means, with respect to a Reorganization TRA Party, (i) any net operating loss, capital loss, charitable deduction, disallowed interest expense under Section 163(j) of the Code, or tax credit of the Blocker Entity previously owned by such Reorganization TRA Party (1) that has accrued or otherwise relates to taxable periods (or portions thereof) beginning prior to the IPO Date; provided, that, in the case of a taxable period of a Blocker Entity beginning on or prior to the IPO Date and ending after the IPO Date (a “Blocker Entity Straddle Period”), the attributes of the Blocker Entity that are treated as accruing or otherwise relating to a taxable period (or portion thereof) beginning prior to the IPO Date shall for purposes of this Agreement be calculated based on an interim closing of the books as of the close of the IPO

Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Blocker Entity owns a beneficial interest shall be deemed to terminate at such time), except that the amount of exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, with respect to such Blocker Entity Straddle Period for property placed into service prior to the IPO Date shall be treated as apportioned on a daily basis; provided, further, that the attributes described in this clause (1) with respect to such Reorganization TRA Party shall not include attributes of any corporation or other entity acquired by such Blocker Entity by purchase, merger, or otherwise (in each case, from a Person or Persons other than such Blocker Entity and whether or not such corporation or other entity survives) after the IPO; and (2) that are available to offset income or gain of the Corporate Group earned for periods (or portions thereof) beginning after the IPO; (ii) existing Tax basis in the Reference Assets (including under Sections 734(b), 743(b) and 754 of the Code, including for the avoidance of doubt, Section 1.743-1(h) of the Treasury Regulations and, in each case, the comparable sections of U.S. state and local tax law), determined as of immediately prior to the IPO, that is attributable to Units owned (directly or indirectly) by such Blocker Entity (other than through ownership of equity of a Corporate Subsidiary) as of immediately prior to the IPO and indirectly acquired by the Corporation in connection with the Reorganization; and (iii) Imputed Interest not described with respect to such Reorganization TRA Party in clause (iii) of the definition of Subsidiary Pre-IPO Covered Tax Assets. The determination of the portion of existing Tax basis in the Reference Assets that is attributable to Units so previously owned (directly or indirectly) by an applicable Blocker Entity (and payments made hereunder with respect to such Tax basis) shall be determined in good faith by the Corporation in consultation with its tax return preparer (which tax return preparer shall be a nationally recognized third party accounting firm), it being understood that any Tax basis described in Section 1.743-1(h) of the Treasury Regulations shall be allocable to Units held by the member of the LLC (or its predecessor) for whom the associated basis adjustment pursuant to Section 743(b) of the Code was made; provided that in no event will the portions of existing Tax basis in the Reference Assets that are included as Exchange Covered Tax Assets or Pre-IPO Covered Tax Assets at any time exceed 100% of the existing Tax basis in the Reference Assets that is allocable to the Corporation at such time. For the avoidance of doubt, (A) Blocker Pre-IPO Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in clauses (i)-(iii) and (B) Blocker Pre-IPO Covered Tax Assets does not include any Subsidiary Pre-IPO Covered Tax Assets.

“Board” means the board of directors of the Corporation.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events or series of related events after the date hereof: (a) any Person, or group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (as defined in the LLC Agreement), or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then-outstanding voting securities (other than a group formed pursuant to the Stockholders Agreement); (b) there is consummated a merger, consolidation or similar business transaction involving the Corporation with any other Person or Persons, and, either (x) the Board of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) immediately after the consummation of such transaction, the voting securities of the Corporation immediately prior to such transaction do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof; (c) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of assets of the LLC), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale; (d) the following individuals cease for any reason to constitute a majority of the number of directors of the Board of the Corporation then serving: individuals who were directors of the Corporation on the IPO Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election to the Board of the Corporation or nomination for election by the Corporation’s shareholders was made pursuant to the Stockholders Agreement or was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (d); (e) a “change of control” or similar defined term in any agreement governing indebtedness for borrowed money of the Corporation or LLC or any of their Subsidiaries with aggregate principal amount or aggregate commitments outstanding in excess of $100,000,000; or (f) there is consummated an agreement or series of related agreements for the separation, sale or other disposition, directly or indirectly, by the Corporation or any of its Subsidiaries, of the consumer business or enterprise business of the Corporation and its Subsidiaries, including a sale or other disposition of all or a substantial portion of the assets of any such business, but only if each of the TPG Nominee and the Intel Nominee provides to the Corporation written notice of an election to treat such separation or sale as a Change of Control for purposes of this Agreement. Notwithstanding the foregoing, except with respect to clause (c) above, a “Change of Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (ii) by virtue of the consummation of any transaction or series of transactions, immediately following which, the Corporation and one or more other entities (the “Other Constituent Companies”) shall have become separate wholly-owned Subsidiaries of a holding company, and the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions, together with the ultimate beneficial owners of the outstanding equity interests in the Other Constituent Companies immediately prior to such transaction or series of transactions, shall have become the equityholders of the new holding company in exchange for their respective equity interests in the Corporation and the Other Constituent Companies, and such transaction or transactions would not otherwise constitute a “Change of Control” assuming references to the Corporation are references to such holding company.

“Class A Common Stock” means Class A common stock, $0.001 par value per share, of the Corporation.

“Class B Common Stock” means Class B common stock, $0.001 par value per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporate Subsidiaries” means the Persons listed on Annex G.

“Corporate Subsidiary Straddle Period” is defined in the definition of “Subsidiary Pre-IPO Covered Tax Assets.”

“Corporation” is defined in the preamble to this Agreement.

“Cumulative Net Realized Tax Benefit” as of the end of a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Group (excluding, for the avoidance of doubt, the Taxable Years of the Blocker Entities and the Corporate Subsidiaries ending on the dates they join the Corporate Group) and the LLCs, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments of the Corporate Group and the LLCs for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax and shall also include the acquiescence of the Corporation to the amount of any assessed liability for Tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Agreed Rate” means LIBOR plus 100 basis points.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50 % per annum, compounded annually, and (ii) the Early Termination Agreed Rate.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” means any Direct Exchange or Redemption or purchase (as determined for U.S. federal income tax purposes) of Units by the Corporation or one of its wholly-owned Subsidiaries from an Exchange TRA Party.

“Exchange Covered Tax Assets” means, with respect to an Exchange TRA Party, (i) existing Tax basis (including, for the avoidance of doubt, any basis adjustment described in Section 734 of the Code or Section 1.743-1(h) of the Treasury Regulations and, in each case, the comparable sections of U.S. state and local tax law) in the Reference Assets, determined as of immediately prior to an Exchange, that is allocable to the Units being exchanged by such Exchange TRA Party and acquired by the Corporate Group in connection with the relevant Exchange, (ii) Basis Adjustments, and (iii) Imputed Interest not described with respect to such Exchange TRA Party in clause (iii) of the definition of Subsidiary Pre-IPO Closing Tax Assets; provided that, in the case of any Exchange by an Exchange TRA Party pursuant to Section 4.03 of the LLC Agreement, the Exchange Covered Tax Assets with respect to the Units that are subject to such Exchange shall be equal to zero (0). The determination of the portion of existing Tax basis, including, for the avoidance of doubt, any basis adjustment described in Section 1.743-1(h) of the Treasury Regulations, in the Reference Assets that is allocable to Units being exchanged by the Exchange TRA Party (and payments made hereunder with respect to such Tax basis) shall be determined in good faith by the Corporation in consultation with its tax return preparer (which tax return preparer shall be a nationally recognized third party accounting firm), it being understood that any Tax basis described in Section 1.743-1(h) of the Treasury Regulations shall be allocable to Units held by the member of the LLC (or its predecessor) for whom the associated basis adjustment pursuant to Section 743(b) of the Code was made; provided that in no event will the portions of existing Tax basis in the Reference Assets that are included as Exchange Covered Tax Assets or Pre-IPO Covered Tax Assets exceed 100% of the existing Tax basis in the Reference Assets that is allocable to the Corporation at any time. For the avoidance of doubt, (A) Exchange Covered Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (i) through (iii) and (B) Exchange Covered Tax Assets shall not include any Subsidiary Pre-IPO Covered Tax Assets.

“Exchange TRA Parties” means the Persons listed on Annex B.

“Expert” is defined in Section 7.9 of this Agreement.

“Forfeited Percentage” is defined in Section 3.1 of this Agreement.

“Forfeited Shares” is defined in Section 3.1 of this Agreement.

“GIC TRA Party” means Snowlake Investment Pte Ltd.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Group and (ii) without duplication, the LLCs, but in the case of this clause (ii) only with respect to Taxes imposed on the LLCs and allocable to the Corporate Group, in each case using the same methods, elections, conventions, and practices used on the relevant Corporate Group Tax Return, but (a) calculated without taking into account the Pre-IPO Covered Tax Assets and the Exchange Covered Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any tax item attributable to the Pre-IPO Covered Tax Assets and the Exchange Covered Tax Assets), (b) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporate Group and LLCs, and (c) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Group for U.S. federal income Tax purposes. Furthermore, the Hypothetical Tax Liability shall be calculated assuming that the Subsequently Acquired TRA Attributes do not exist.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under the provisions of the Code with respect to the Corporation’s payment obligations in respect of such TRA Party under this Agreement.

“Intel Nominee” means Intel Americas, Inc. and such other person as may be designated by an Intel TRA Party.

“Intel TRA Parties” means the Persons listed on Annex F.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of shares of Class A Common Stock by the Corporation.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation and approved by the TPG Nominee and the Intel Nominee (such approval not to be unreasonably withheld, conditioned or delayed) as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the one-year London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Corporation at such time and approved by the TPG Nominee and the Intel Nominee (such approval not to be unreasonably withheld, conditioned or delayed)); provided, that at no time shall LIBOR be less than 0%.

“LLC” is defined in the recitals to this Agreement.

“LLCs” means the LLC, McAfee Finance 2, LLC, McAfee Finance 1, LLC, McAfee, LLC, McAfee HoldCo LLC, and any Subsidiaries of any of the foregoing that are treated as partnerships or disregarded entities for U.S. federal income tax purposes.

“LLC Agreement” means that certain Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” means as of an Early Termination Date, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange (as defined in the LLC Agreement), as reported on bloomberg.com or such other reliable source as determined by the Managing Member (as defined in the LLC Agreement) in good faith, at the close of trading on the last full Trading Day (as defined in the LLC Agreement) immediately prior to such Early Termination Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded as of such Early Termination Date, then the Managing Member (as defined in the LLC Agreement) shall determine the Market Value in good faith.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Permitted Transfer” has the meaning set forth in the LLC Agreement.

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member) (i) that occurs after the IPO but prior to a Redemption or Direct Exchange or other Exchange of such Units and (ii) to which Section 743(b) of the Code applies (other than such a transfer giving rise to basis adjustments described under Section 1.743-1(h) of the Treasury Regulations).

“Pre-IPO Covered Tax Assets” is defined in the Recitals to this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset (including for this purpose any items of deferred revenue and any adjustments under Section 481 of the Code) of the LLC or any of its successors or assigns, and any asset held by any entities in which the LLC owns a direct or indirect equity interest that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such entities are held only through other entities treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, stock of McAfee Acquisition Corp. is not a Reference Asset.

“Reorganization” is defined in the Recitals to this Agreement.

“Reorganization TRA Parties” means the persons listed on Annex C.

“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among the Corporation and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Subsequently Acquired TRA Attributes” means any net operating losses or other tax attributes to which any of the Corporate Group, the LLCs or any entity in which they hold a direct or indirect equity interest become entitled as a result of a transaction (other than any Exchanges) after the IPO Date to the extent such net operating losses and other tax attributes are subject to a tax receivable agreement (or comparable agreement) entered into by the Corporate Group or any of its Affiliates pursuant to which any member of the Corporate Group is obligated to pay over amounts with respect to tax benefits resulting from such net operating losses or other tax attributes.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Pre-IPO Covered Tax Assets” means, with respect to a TRA Party, such TRA Party’s percentage (as set forth on Exhibit B) of (i) any net operating loss, capital loss, charitable deduction, disallowed interest expense under Section 163(j) of the Code, or tax credit of the Corporate Subsidiaries (1) that has accrued or otherwise relates to taxable periods (or portions thereof) beginning prior to the IPO Date; provided, that, in the case of a taxable period of a Corporate Subsidiary beginning on or prior to the IPO Date and ending after the IPO Date (a “Corporate Subsidiary Straddle Period”), the attributes of the Corporate Subsidiary that are treated as accruing or otherwise relating to a taxable period (or portion thereof) beginning prior to the IPO Date shall for purposes of this Agreement be calculated based on an interim closing of the books as of the close of the IPO Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Corporate Subsidiary owns a beneficial interest shall be deemed to terminate at such time), except that the amount of exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, with respect to such Corporate Subsidiary Straddle Period for property placed into service prior to the IPO Date shall be treated as apportioned on a daily basis; provided, further, that the attributes described in this clause (1) with respect to such TRA Party shall not include attributes of any corporation or other entity acquired by such Corporate Subsidiary by purchase, merger, or otherwise (in each case, from a Person or Persons other than such Corporate Subsidiary and whether or not such corporation or other entity survives) after the IPO; and (2) that are available to offset income or gain of the Corporate Group or LLCs earned for periods (or portions thereof) beginning after the IPO; (ii) existing Tax basis in the Reference Assets, determined as of immediately prior to the IPO, that is attributable to Units owned by any Corporate Subsidiary the equity of which is directly or indirectly contributed to the Corporation in connection with the Reorganization; and (iii) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement arising from the items described in clause (i) and (ii) of this definition (as reasonably determined by the Corporation with the approval of the Intel Nominee and the TPG Nominee (such approval not to be unreasonably withheld, conditioned or delayed)). The determination of the portion of existing Tax basis in the Reference Assets that is attributable to Units owned by such a Corporate Subsidiary (and payments made hereunder with respect to such Tax basis) shall be determined in good faith by the Corporation in consultation with its tax return preparer (which tax return preparer shall be a nationally recognized third party accounting firm); provided that in no event will the portions of existing Tax basis in the Reference Assets that are included as Exchange Covered Tax Assets and Pre-IPO Covered Tax Assets at any time exceed 100% of the existing Tax basis in the Reference Assets that is allocable to the Corporation at such time. For the avoidance of doubt, Subsidiary Pre-IPO Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in clauses (i)-(iii).

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Group (or any member thereof) under the Code or comparable sections of U.S. state or local or foreign tax law, as applicable (which, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state, or local taxes, assessments or other charges that are based on or measured with respect to net income or profits (including alternative minimum taxes and any franchise taxes imposed in lieu of an income tax), including, in each case, any related interest, penalties or additions to tax.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“TB Nominee” means Thoma Bravo Partners XII AIV, L.P., a Delaware limited partnership and such other Persons as may be designated by a Thoma TRA Party.

“Thoma TRA Parties” means the persons listed on Annex D.

“TPG TRA Parties” means the persons listed on Annex E.

“TPG Nominee” means TPG Global, LLC and such other Persons as may be designated by a TPG TRA Party.

“TRA Parties” means the Exchange TRA Parties and the Reorganization TRA Parties.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Units” means equity interests in the LLC.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(1)    in each Taxable Year ending on or after such Early Termination Date, the Corporate Group and LLCs will have taxable income sufficient to fully use the Pre-IPO Covered Tax Assets and the Exchange Covered Tax Assets (other than any such Pre-IPO Covered Tax Assets or Exchange Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Date), which shall be governed by paragraph 4 below) during such Taxable Year or future Taxable Years in which such deductions or other attributes would become available;

(2)    the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(3)    all taxable income of the Corporate Group and LLCs will be subject to the maximum applicable tax rate for U.S. federal income tax purposes throughout the relevant period, and the tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date;

(4)    any net operating loss, excess interest deduction, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) generated by any Pre-IPO Covered Tax Asset or Exchange Covered Tax Asset and available as of the Early Termination Date will be used by the Corporate Group and LLCs ratably over a period beginning on the Early Termination Date and ending on the earlier of (i) five (5) years following the Early Termination Date, or (ii) the scheduled expiration date, if any, under applicable Tax law of such net operating losses, excess interest deductions, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks);

(5)    any non-amortizable assets will be disposed of in a fully taxable transaction for an amount sufficient to fully utilize the adjusted basis for such assets, including any adjustments attributable to such assets under Sections 734 and 743 of the Code (and, in each case, the comparable sections of U.S. state and local tax law), and for the avoidance of doubt including Basis Adjustments, on the fifteenth anniversary of the IPO Date; provided, that in the event of a Change of Control that includes the sale of such asset (or the sale of equity interests in a partnership or disregarded entity for U.S. federal income tax purposes that directly or indirectly owns such asset), such non-amortizable assets shall be disposed of at the time of the direct or indirect sale of the relevant asset in such Change of Control (if earlier than such fifteenth anniversary) for such price;

(6)    if, on the Early Termination Date, any Exchange TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such Exchange TRA Party if such Units had been Exchanged on the Early Termination Date, and such Exchange TRA Party shall be deemed to receive the amount of cash such Exchange TRA Party would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Date; and

(7)    any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2    Rules of Construction. Unless otherwise specified herein:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    For purposes of interpretation of this Agreement:

(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)    References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii)    References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv)    The terms “include” and “including” are by way of example and not limitation.

(v)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi)    References to any Person shall include the successors and permitted assigns of such Person.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)    Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)    Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1    Attribute Schedule. Following the IPO Date, within ninety (90) calendar days after the filing of Form 1120 (or any successor form) of the Corporate Group for a given Taxable Year, the Corporation shall deliver (a) to the TPG Nominee and the Intel Nominee a schedule (the “Attribute Schedule”) that shows, in reasonable detail, (i) the Pre-IPO Covered Tax Assets that are available for use by the Corporate Group and the LLCs with respect to each TRA Party with respect to such Taxable Year and the portion of the Pre-IPO Covered Tax Assets that are available for use by the Corporate Group and the LLCs with respect to each TRA Party with respect to future Taxable Years; and (ii) the Exchange Covered Tax Assets that are available for use by the Corporate Group and the LLCs with respect to such Taxable Year with respect to each Exchange TRA Party that has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), and the portion of the Exchange Covered Tax Assets that are available for use by the Corporate Group and the LLCs with respect to each Exchange TRA Party that has effected an Exchange in future Taxable Years and (b) to the Thoma TRA Parties and the GIC TRA Parties, that portion of the Attribute Schedule relating to the Thoma TRA Parties or the GIC TRA Parties, as the case may be, along with reasonable detail regarding the preparation of the applicable portion of such Attribute Schedule. The Attribute Schedule shall also list any limitations on the ability of the Corporate Group and the LLCs to utilize any Pre-IPO Covered Tax Assets or Exchange Covered Tax Assets under applicable laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code).

Section 2.2    Tax Benefit Schedule.

(a)    Tax Benefit Schedule. Following the IPO Date, within ninety (90) calendar days after the filing of the Form 1120 (or any successor form) of the Corporate Group for any Taxable Year, the Corporation shall provide (i) to each of the TPG Nominee and the Intel Nominee a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”) and (ii) to the Thoma TRA Parties and the GIC TRA Parties, that portion of the applicable Tax Benefit Schedule relating to the Thoma TRA Parties or the GIC TRA Parties, as the case may be, along with reasonable detail regarding the preparation of the applicable portion of such Tax Benefit Schedule. Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)    Applicable Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Pre-IPO Covered Tax Assets and the Exchange Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, or other applicable law, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Pre-IPO Covered Tax Asset or an Exchange Covered Tax Asset and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.3    Procedures, Amendments.

(a)    Procedure. Every time the Corporation delivers to the TPG Nominee and the Intel Nominee a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the TPG Nominee and the Intel Nominee schedules, valuation reports, if any, and work papers, as determined by the Corporation or reasonably requested by either of the TPG Nominee or the Intel Nominee, providing reasonable detail regarding the preparation of the Schedule, and (y) allow the TPG Nominee and the Intel Nominee reasonable access at no cost to the appropriate representatives of the Corporation, as determined by the Corporation or requested by either the TPG Nominee or the Intel Nominee, in connection with the review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to the TPG Nominee and the Intel Nominee a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall deliver to the TPG Nominee and the Intel Nominee a reasonably detailed calculation of the applicable Hypothetical Tax Liability, the reasonably detailed calculation of the applicable Actual Tax Liability, as well as any other work papers as determined by the Corporation or requested by either the TPG Nominee or the Intel Nominee, provided that the Corporation shall not be required to provide any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. Subject to Section 2.3(b), an applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days after the first date on which the TPG Nominee and the Intel Nominee have received the applicable Schedule or amendment thereto unless (i) either the TPG Nominee or the Intel Nominee provides the Corporation before such date with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) each of the TPG Nominee and the Intel Nominee provides a written waiver of such right of any Objection Notice before such date (in which case such Schedule or amendment thereto becomes binding on the date both waivers have been received by the Corporation). If the Corporation and the TPG Nominee and Intel Nominee, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of an Objection Notice, then the Corporation and the TPG Nominee and the Intel Nominee shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)    Amended Schedule. The applicable Attribute Schedule or Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the TPG Nominee and the Intel Nominee, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporation shall provide (i) to the TPG Nominee and the Intel Nominee, an Amended Schedule, and (ii) to the Thoma TRA Parties or the GIC TRA Party, that portion of the applicable Amended Schedule relating to the Thoma TRA Parties and the GIC TRA Party, as the case may be, along with reasonable detail regarding the preparation of the applicable portion of such Amended Schedule, within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the first sentence of this Section 2.3(b).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1    Timing and Amount of Tax Benefit Payments.

(a)    Within five (5) Business Days after a Tax Benefit Schedule delivered to the TPG Nominee and the Intel Nominee becomes final in accordance with Section 2.3(a), the Corporation shall pay or cause to be paid to each TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party in respect of such Taxable Year; provided that, if the Corporation makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Agreement with respect to a particular Taxable Year in proportion to their respective amount of anticipated payments under this Agreement in respect of such Taxable Year. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designed by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party. The Corporation shall use its commercially reasonable efforts to respond to any reasonable inquiry of a TRA Party in regard to the calculation of the amount payable to such TRA Party pursuant to any Schedule delivered under this Agreement, including the calculation of the Tax Benefit Payment in respect of such TRA Party for such Taxable Year.

(b)    A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. A Net Tax Benefit is “Attributable” to a Reorganization TRA Party to the extent that it is derived from a Blocker Pre-IPO Covered Tax Asset with respect to the Blocker Entity (or Units owned by such Blocker Entity (other than through a Corporate Subsidiary for purposes of this sentence)) designated on Exhibit B as allocable to such Reorganization TRA Party (in the case of a Blocker Entity with respect to which there is more than one Reorganization TRA Party, with the Net Tax Benefit and Interest Amount with respect thereto apportioned among such Reorganization TRA Parties in a manner consistent with the percentages set forth on Exhibit B). A Net Tax Benefit is “Attributable” to an Exchange TRA Party to the extent that it is derived from an Exchange Covered Tax Asset with respect to Units that were Exchanged by such TRA Party. In addition, a Net Tax Benefit derived from a Subsidiary Pre-IPO Covered Tax Asset will be attributable to a Reorganization TRA Party or Exchange TRA Party, as applicable, by apportioning such relevant amount among such TRA Parties in accordance with the percentages set forth on Exhibit B, as contemplated by the definition of Subsidiary Pre-IPO Covered Tax Assets; provided that, in the case of any forfeiture by a TRA Party of unvested shares of Class A Common Stock (the “Forfeited Shares”), the percentages set forth on Exhibit B shall be adjusted in the manner determined by the Intel Nominee and the TPG Nominee so that the percentage attributable to such TRA Party in respect of the Forfeited Shares immediately before such forfeiture (the “Forfeited Percentage”) is adjusted to zero (0) as of immediately following such forfeiture and the percentages attributable to all other TRA Parties listed on Exhibit B are, immediately following such forfeiture, in the aggregate, increased by the Forfeited Percentage in proportion to the percentages set forth on Exhibit B with respect to such other TRA Parties. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts) and the Advance Payments previously made under Section 3.1(b) of this Agreement (excluding any portion of Advance Payments in respect of anticipated Interest Amounts); provided, for the avoidance of doubt, that a TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment or Advance Payment it receives under this Agreement. The “Interest Amount” in respect of the TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the Form 1120 (or any successor form) for the Corporate Group for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration in the Reorganization or Exchange, as applicable, unless otherwise required by law. “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments made by the Corporation to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year. The Corporation shall be entitled at its option to make Advance Payments. Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement in respect of present or future Pre-IPO Covered Tax Assets or Exchange Covered Tax Assets, such Pre-IPO Covered Tax Assets or Exchange Covered Tax Assets shall no longer be considered Pre-IPO Covered Tax Assets or Exchange Covered Tax Assets, as applicable, for purposes of determining Tax Benefit Payments or the Net Tax Benefit.

Section 3.2    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed consistent with such intent.

Section 3.3    Pro Rata Payments.

(a)    Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the tax benefit to the Corporate Group and LLCs from the reduction in Tax Liability as a result of the Pre-IPO Covered Tax Assets and the Exchange Covered Tax Assets is limited in a particular Taxable Year because the Corporate Group and LLCs do not have sufficient taxable income to fully utilize available deductions and other attributes, the aggregate Net Tax Benefit for such Taxable Year shall be deemed Attributable to each TRA Party for purposes of Section 3.1(b) in proportion to the portion of such Net Tax Benefit that would be Attributable to such TRA Party under Section 3.1(b) if the Corporate Group had sufficient taxable income so that there were no such limitation; provided, that, for the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Net Tax Benefit with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years shall be taken into account so as to eliminate as quickly as possible, proportionately, the difference with respect to each TRA Party between (i) the aggregate Net Tax Benefit that would be Attributable to such TRA Party under Section 3.1(b) with respect to each such Taxable Year (on a cumulative basis) if the Corporate Group had sufficient taxable income so that there were no limitation under this clause (a) and (ii) the actual aggregate Net Tax Benefit deemed Attributable to such TRA Party under Section 3.1(b) with respect to each such Taxable Year (on a cumulative basis) by operation of this clause (a). Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Pre-IPO Covered Tax Assets and Exchange Covered Tax Assets described in such Attribute Schedule that are attributable to a TRA Party being adjusted to reflect payments received in respect of such Pre-IPO Covered Tax Assets and Exchange Covered Tax Assets (the intention of the parties being to avoid duplicative payments and maintain records sufficient to allow the Corporation to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).

(b)    After taking into account Section 3.3(a), if for any reason the Corporation does not fully satisfy its payment obligations to make Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then the Corporation and the TRA Parties agree that (i) the Corporation shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by the Corporation, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been paid.

(c)    To the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b)) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.1(a) until the TRA Party has forgone an amount of payments equal to such excess and (ii) the Corporation shall pay the amount of the TRA Party’s forgone payments to other TRA Parties (to the extent applicable) in a manner such that each of the other TRA Parties, to the extent possible, shall have received aggregate payments under Section 3.1(a) and (b) in the amount it would have received if there had been no excess payment to the TRA Party.

ARTICLE IV

TERMINATION

Section 4.1    Early Termination of Agreement; Breach of Agreement.

(a)    With the prior written approval of the Board (or any Person(s) to whom the Board has delegated such authority), the Corporation may terminate this Agreement with respect to all amounts payable to the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of the TRA Party; provided, however, that (i) this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt in full of the Early Termination Payment by the TRA Parties; (ii) the Corporation shall deliver an Early Termination Notice only if it is able to make all required Early Termination Payments under this Agreement; and (iii) the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.

(b)    In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment when due, a failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and the Corporation fails to cure such breach within 20 Business Days of a TRA Party informing the Corporation of such breach, then, at the election of the Intel Nominee or the TPG Nominee, subject to the following proviso, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach; provided, that (i) the TPG Nominee and the Intel Nominee shall be entitled jointly to make such election on behalf of, and such election shall be binding only on, all TRA Parties other than the Intel TRA Parties and TPG TRA Parties, (ii) the Intel Nominee shall be entitled to make such election on behalf of, and such election shall be binding on, the Intel TRA Parties, (iii) the TPG Nominee shall be entitled to make such election on behalf of, and such election shall be binding on, the TPG TRA Parties, and (iv) at least five (5) Business Days prior to making any such election, the Intel Nominee or the TPG Nominee (as the case may be) shall provide written notice to the other in order to permit the other, if it wishes, to make its election simultaneously. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation pursuant to this Section 4.1(b). Notwithstanding the foregoing, in the event that the Corporation breaches any of its material obligations under this Agreement, the TPG Nominee and the Intel Nominee shall be entitled to elect jointly on behalf of all TRA Parties (other than the Intel TRA Parties and TPG TRA Parties), the Intel Nominee shall be entitled to elect on behalf of the Intel TRA Parties, and the TPG Nominee shall be entitled to elect on behalf of the TPG TRA Parties, in each case, to receive the amounts referred to in this Section 4.1(b) or to seek specific performance of the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Corporation fails to make any Tax Benefit Payment when due, to the extent that the Corporation has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing the LLC or any other Subsidiaries of the LLC to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts), such failure shall not be a breach of this Agreement until the earlier of (i) the Corporation having sufficient cash to pay such balance and (ii) the one-year anniversary of the receipt of the notice for such payment; provided, that (x) the interest provisions of Section 5.2 shall apply to such late payment, and (y) if the Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which the LLC or any of its Subsidiaries is a party, which limitations are effective as of the date of this Agreement, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

(c)    In connection with a Change of Control, all obligations under this Agreement with respect to the applicable TRA Parties shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control or such other date agreed to by the Intel Nominee, TPG Nominee and the Corporation. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation.

Section 4.2    Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the Corporation shall deliver to each of the TPG Nominee and the Intel Nominee notice of such intention to exercise such right (“Early Termination Notice”). In addition, if the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, or the obligations under this Agreement are accelerated under Section 4.1(b) or Section 4.1(c) above, the Corporation shall deliver to (i) the TPG Nominee and the Intel Nominee a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment due to each TRA Party and (ii) the Thoma TRA Party and the GIC TRA Party the portion of the Early Termination Schedule showing in reasonable detail the calculation of the Early Termination Payment due to the Thoma TRA Parties or the GIC TRA Parties, as the case may be. Such Early Termination Schedule shall become final and binding on all parties consistent with the procedures described in Section 2.3(a). The date on which the Early Termination Schedule becomes final shall be the “Early Termination Effective Date.”

Section 4.3    Payment upon Early Termination.

(a)    Within three (3) calendar days after an Early Termination Effective Date, the Corporation shall pay to the TRA Parties an amount equal to the Early Termination Payment in respect of such TRA Party; provided, however, that any amount payable pursuant to this Agreement as a result of a Change of Control shall be paid concurrently with the consummation of such Change of Control. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by the Corporation and such TRA Party.

(b)    “Early Termination Payment” in respect of a TRA Party shall equal (i) the present value, discounted at the Early Termination Rate, as of the date of the Early Termination Notice, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporation beginning from the date of the Early Termination Notice and applying the Valuation Assumptions, plus (ii) any Tax Benefit Payment due and payable with respect to such TRA Party that is unpaid as of the date of the Early Termination Notice, plus (iii) (without duplication) interest accruing on the amounts described in clauses (i) through (ii) (which shall include interest accruing on the amount described in clause (i) from the date of the Early Termination Notice).

(c)    Upon the payment of the Early Termination Payment by the Corporation to a TRA Party, the Corporation shall not have any further payment obligations under this Agreement in respect of such TRA Party.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the applicable TRA Parties and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations (it being understood that interest shall accrue on the amount of such unpaid obligation in accordance with the terms hereof). Payments under any tax receivable agreement (or similar agreement) entered into by the Corporation, the LLC, or their Subsidiaries after the date hereof shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made for so long as the Corporation has any unpaid obligation pursuant this Agreement.

Section 5.2    Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1    Participation in the Corporation’s and the LLC’s Tax Matters. Except as otherwise provided herein and the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and the LLCs and its Subsidiaries, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that the Corporation shall notify each of the TPG Nominee, the TB Nominee and the Intel Nominee of, and keep them reasonably informed with respect to, and act in good faith in connection with its conduct of, the portion of any audit of the Corporation, the Corporate Group, the LLCs or any of their Subsidiaries the outcome of which is reasonably expected to affect the rights or obligations of the TRA Parties under this Agreement, and shall provide to each of the TPG Nominee, the TB Nominee and the Intel Nominee reasonable opportunity to provide information and other input to the Corporation, Corporate Group, the LLCs and their Subsidiaries concerning the conduct of any such portion of such audit, which information and other input the Corporation, Corporate Group, the LLC and their Subsidiaries, as applicable, shall consider in good faith.

Section 6.2    Consistency. The Corporation, the LLCs and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule finalized consistent with the terms of this Agreement, unless otherwise required by a contrary Determination by an applicable Taxing Authority.

Section 6.3    Cooperation. Each of the Corporation, the LLCs and the TRA Parties shall (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or defending any audit, examination or controversy with any Taxing Authority, (b) make itself reasonably available to the other parties and their respective representatives to provide explanations of documents and material and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section at the request of the Corporation or the LLC.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1):

If to the Corporation, or the LLC, to:

c/o McAfee Corp.

2821 Mission College Blvd.

Santa Clara, CA 95054

Attention:	Sayed Darwish
E-mail:	Sayed_Darwish@McAfee.com

with a copy (which shall not constitute notice to the Corporation or the LLC) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com

If to the Intel Nominee:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Attention: Patrick Bombach and Benjamin A. Olson

Facsimile: (408) 653-9098

E-mail: patrick.bombach@intel.com and benjamin.a.olson@intel.com with a copy (which shall not constitute notice to the Intel Nominee) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California

Attention: Gregg Noel and Amr Razzak

Facsimile: (213) 621-5234

E-mail: gregg.noel@skadden.com and amr.razzak@skadden.com

If to the TPG Nominee:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Facsimile: (415) 743-1501

E-mail: officeofgeneralcounsel@tpg.com

with a copy (which shall not constitute notice to the TPG Nominee) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com

If to the GIC TRA Party:

[Company Name]

[Address]

Attention: [Name]

E-mail: [●]

with a copy (which shall not constitute notice to the GIC TRA Party) to:

Sidley Austin LLP

787 7th Avenue

New York, New York 10019

Attention:            Asi Kirmayer

E-mail:                 akirmayer@sidley.com

If to the TB Nominee:

c/o Thoma Bravo, LP

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Attention: Seth Boro and Chip Virnig

Facsimile: (415) 392-6480

Email: sboro@thomabravo.com and cvirnig@thomabravo.com

with a copy (which shall not constitute notice to the TB Nominee) to:

Kirkland & Ellis LLP

300 North LaSalle Drive

Chicago, Illinois 60654

Attention: Gerald T. Nowak, P.C., Corey D. Fox, P.C. and Bradley C. Reed, P.C.

Facsimile: (312) 862-2200

E-mail: gerald.nowak@kirkland.com, corey.fox@kirkland.com and bradley.reed@kirkland.com

Any Party may change its address or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law. No party hereto shall assert, and each party shall cause its Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

Section 7.6    Assignments; Amendments; Successors; No Waiver.

(a)    Assignment.    No TRA Party may assign, sell, pledge, or otherwise alienate or transfer any of its interest in the Agreement, including the right to receive Tax Benefit Payments under this Agreement, to any Person, except with the prior written consent of the Board, provided that the TPG TRA Parties, the Intel Nominee, the TB TRA Parties and the GIC Investor (in each case, as defined in the Stockholders Agreement), may assign, sell, pledge or otherwise alienate or transfer all or any portion of their interests in this Agreement, including the right to receive Tax Benefit Payments under this Agreement or designate a Person as a TPG Nominee or Intel Nominee, to any Person. In the case of any such assignment, sale, pledge or other alienation of any such right by any TRA Party to any Person under the terms of this Section 7.6(a), such Person shall execute and deliver a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement, except as otherwise provided in such Joinder. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). None of the McAfee Parties may assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TPG Nominee and the Intel Nominee (and any purported assignment without such consent shall be null and void).

(b)    Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Board (or any Person(s) to whom the Board has delegated such authority), the TPG Nominee and the Intel Nominee; provided, that any amendment that materially and adversely affects one or more TRA parties on a materially disproportionate basis relative to other similarly situated TRA parties shall require the consent of a majority (measured by Tax Benefit Payments receivable) of such similarly situated TRA parties so materially disproportionately affected.

(c)    Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d)    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8    Resolution of Disputes.

(a)    Any and all disputes which cannot be settled amicably after good faith negotiations, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)    Notwithstanding the provisions of paragraph (a) of this Section 7.8, the Corporation, the TPG Nominee or the Intel Nominee may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as each TRA Party’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such TRA Party of any such service of process, shall be deemed in every respect effective service of process upon such TRA Party in any such action or proceeding.

(c)    (i) EACH TRA PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9    Reconciliation. In the event that the Corporation, the Intel Nominee and the TPG Nominee are unable to resolve a disagreement with respect to a Schedule (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties. The Expert shall be a partner or principal in a nationally recognized accounting firm. If the Corporation, the Intel Nominee, and the TPG Nominee are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert. The Expert shall resolve any matter relating to a Schedule or an amendment thereto as soon as reasonably practicable and in any event within thirty (30) calendar days after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation, the Intel Nominee and the TPG Nominee shall bear their own costs and expenses of such proceeding, unless (i) the Expert entirely adopts the position of the Intel Nominee and/or the TPG Nominee, in which case the Corporation shall reimburse the Intel Nominee and/or TPG Nominee (as applicable) for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts the Corporation’s position, in which case Tax Benefit Payments to the TRA Parties that would have received increased Tax Benefit Payments if the position of the Intel Nominee and/or the TPG Nominee had been adopted shall be reduced proportionately in the aggregate by any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Parties and may be entered and enforced in any court having competent jurisdiction.

Section 7.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OR VALIDITY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11    Withholding. The Corporation and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment in accordance with the Code or any provision of U.S. state, local or foreign tax law (including for this purpose any withholding required by the Corporation or its affiliates that may be required in connection with the Reorganization, a Redemption or a Direct Exchange or other Exchange). To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party. The Corporation shall provide evidence of such payment to each TRA Party in respect of which such deduction or withholding is required, to the extent that such evidence is available. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law, including under Sections 1441, 1442, 1445 or 1446 of the Code. The Corporation will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding. Provided that the GIC TRA Party remains eligible for benefits under Section 892 of the Code and the Treasury Regulations promulgated thereunder and provides an effective and properly executed Internal Revenue Service Form W-8EXP claiming exemption from U.S. federal income tax under Section 892 of the Code, the Corporation and its affiliates and representatives shall not withhold U.S. federal tax on any amounts payable to the GIC TRA Party hereunder unless such withholding is otherwise required by applicable law.

Section 7.12    Coordination Among TPG TRA Parties and Thoma TRA Parties. Notwithstanding anything herein to the contrary, to the extent that the Thoma TRA Parties are otherwise entitled to receive information relating solely to the Thoma TRA Parties (including pursuant to Section 2.1, Section 2.2, Section 2.3, and Section 4.2), the Thoma TRA Parties shall also be entitled to receive, and the Corporation and the TPG TRA Parties shall deliver to the Thoma TRA Parties, the corresponding applicable information relating to the TPG TRA Parties. The TPG TRA Parties shall consider in good faith any comments provided by the Thoma TRA Parties with respect to any information received by the Thoma TRA Parties hereunder. In the event of any adjustment, amendment or other revision to an Attribute Schedule, a Tax Benefit Schedule, Amended Schedule or the Early Termination Schedule in favor of the TPG TRA Parties, the methodologies and determinations giving rise to such adjustment, amendment or other revision shall apply mutatis mutandis to the Thoma TRA Parties to the extent applicable.

Section 7.13    Affiliated Group; Transfers of Corporate Assets.

(a)    The parties acknowledge that each of the Corporation and each Blocker Entity is a member of the Corporate Group and that the provisions of this Agreement shall be applied with respect to the Corporate Group (and any other affiliated or consolidated Tax group of which the Corporation becomes a part), and that Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole. No later than five (5) days after the IPO Date, except with the consent of the Intel Nominee and the TPG Nominee, the Corporation will cause the Corporate Subsidiaries to join the affiliated group of which the Corporation is the parent and thus join the Corporate Group by contributing 100% of the equity of Manta Holdings, LLC, which shall at all times from the IPO Date through the time of such contribution own 100% of the equity of the Corporate Subsidiaries, to a newly formed corporation in a transaction described in Revenue Ruling 84-111, Situation 3. Except with the consent of the TPG Nominee and the Intel Nominee, and subject to the terms of the preceding sentence, (i) the Corporation shall hold its Units directly or indirectly through a member of the Corporate Group at all times, and (ii) the LLC shall at no time hold, directly or indirectly, in the aggregate more than 0.2% of the outstanding equity of Finance LLC (or any successor thereof) through one or more entities treated as corporations for U.S. federal income tax purposes that are not members of the Corporate Group.

(b)    If the Corporation, its successors in interest, any member of a group described in Section 7.13(a), any LLC, or any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes in which any of the foregoing holds a direct or indirect interest, transfers (or is deemed to transfer) one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which the Corporation does not file a consolidated Tax Return for U.S. federal income Tax purposes (or if any entity that holds Reference Assets transfers any Reference Asset to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Corporation does not file a consolidated Tax Return for U.S. federal income Tax purposes), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset (or Reference Asset) in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, which for these purposes shall be deemed to include (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.    For purposes of this Section 7.13, a transfer of a partnership interest or an interest in a disregarded entity shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership or disregarded entity. If any member of a group described in Section 7.13(a) that directly or indirectly owns any equity interests in the LLCs deconsolidates for federal income tax purposes from that group (or the Corporation deconsolidates for federal income tax purposes from that group), then, except as otherwise agreed by each of the TPG Nominee and the Intel Nominee, such deconsolidated members of the group shall be treated prior to deconsolidation as having disposed of their assets directly or indirectly held (including their directly or indirectly held equity of the LLCs) in a fully taxable transaction for consideration calculated in a manner consistent with the provisions of the preceding sentences. Except for transfers covered by the preceding sentences of Section 7.13(b) of this Agreement or that constitute a Change in Control, if any Blocker Entity, any Corporate Subsidiary or the Corporation directly or indirectly transfers (as determined for U.S. federal income tax purposes) Units or equity interests of a member of the Corporate Group (including any transfer which results in a liquidation of one or more of the LLCs for U.S. federal income tax purposes) where such transfer would impact the amounts payable pursuant to this Agreement, the calculation of payments pursuant to this Agreement shall be made as if such transfer did not occur, except as may be otherwise agreed to by the TPG Nominee and the Intel Nominee.

Section 7.14    Confidentiality. Each TRA Party and its assignees acknowledges and agrees that the information of the Corporation and its Affiliates provided pursuant to this Agreement is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters of the Corporation and its Affiliates and successors acquired pursuant to this Agreement. This Section 7.14 shall not apply to (i) any information that has been made publicly available by the Corporation, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement, (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns, (iv) the disclosure on a confidential basis to limited partners and prospective investors in private equity funds affiliated with the TPG TRA Parties or the Thoma TRA Party of financial and other information of the type typically disclosed to such partners or prospective investors and (v) the disclosure to any potential assignee or transferee of information in connection with an assignment, sale, pledge, alienation or transfer of any interest in this Agreement pursuant to Section 7.6(a) so long as such potential assignee or transferee agrees to be subject to the provisions of this Section 7.14. Notwithstanding anything to the contrary herein, any TRA Party and each of its assignees (and each employee, representative or other agent of such TRA Party or its assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the Corporate Group, the LLCs, and their direct and indirect Subsidiaries, such TRA Party and any of their transactions (including without limitation the Reorganization, the IPO, the Exchanges to which such TRA Party is party and this Agreement), and all materials of any kind (including tax opinions or other tax analyses) that are provided to such TRA Party relating to such tax treatment, tax structure or tax strategies.    If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.14, the Corporation shall have the right and remedy to have the provisions of this Section 7.14 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.15    Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in Tax law, an Exchange TRA Party reasonably believes that the existence of this Agreement could have material adverse tax consequences to such Exchange TRA Party or any direct or indirect owner of such Exchange TRA Party, then at the written election of such Exchange TRA Party in its sole discretion (in an instrument signed by such Exchange TRA Party and delivered to the Corporation) and to the extent specified therein by such Exchange TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange with respect to such Exchange TRA Party occurring after a date specified by such Exchange TRA Party.

Section 7.16    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Advance Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws. If at any time the Corporation determines that LIBOR will no longer generally be used for determining interest rates for leveraged syndicated loans in the United States from and after a specific date, the Corporation and the TPG Nominee and the Intel Nominee shall endeavor to establish an alternative rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time and references to LIBOR herein shall thereafter be deemed to refer to such agreed rate; provided, that at no time shall such agreed rate be less than 0%.

Section 7.17    Independent Nature of Rights and Obligations.

(a)    The rights and obligations of the each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Parties are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

(b)    Except as otherwise explicitly provided in this Agreement, (i) the actions of the Intel Nominee pursuant to and in accordance with this Agreement shall be binding only with respect to the Intel TRA Parties and not with respect to the TPG Nominee or any other TRA Parties, (ii) the actions of the TPG Nominee pursuant to and in accordance with this Agreement shall be binding on all TPG TRA Parties and not with respect to the Intel Nominee or any other TRA Parties, and (iii) the actions of the Intel Nominee and TPG Nominee acting jointly shall be binding on all TRA Parties. To the fullest extent permitted by law, none of the TPG Nominee, the TPG TRA Parties, the Intel Nominee, the Intel TRA Parties or any other TRA Parties shall owe any duties (fiduciary or otherwise) to any other TRA Party or any other Person in determining to take or refrain from taking any action or decision under or in connection with this Agreement, including in connection with the actions and decisions contemplated by subclause (f) of the definition of “Change of Control”, Section 2.3, Section 7.6(b), Section 7.8 and Section 7.9. For purposes of this Agreement, including in connection with the actions and decisions contemplated by subclause (f) of the definition of “Change of Control”, Section 2.3, Section 7.6(b), Section 7.8 and Section 7.9, the TRA Parties acknowledge that, in taking or omitting to take any action or decision hereunder, the TPG Nominee, each TPG TRA Party, the Intel Nominee, each Intel TRA Party and each other TRA Party shall be permitted to take into consideration solely its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other TRA Party or any other Person.

Section 7.18    Tax Characterization and Elections. The parties intend that (A) each Exchange shall give rise to Basis Adjustments, (B) payments pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Basis Adjustments, and (C) the rights received pursuant to this Agreement by the Reorganization TRA Parties and Exchange TRA Parties and (without duplication) Tax Benefit Payments (excluding any amount that constitutes Imputed Interest thereon) made in respect of a Pre-IPO Covered Tax Asset will be treated as other property or money described in Section 351(b) of the Code received in the Reorganization (and any Tax Benefit Payment (excluding any amount that constitutes Imputed Interest thereon) described in this clause (C) that the Corporation reasonably determines is attributable to the direct transfer of equity interests in TPG VII Manta AIV II, LLC or TPG VII Manta Blocker Co-Invest II, LLC to McAfee Holdings Subsidiary, Inc. by a person other than the Corporation will be treated as an adjustment to the purchase price with respect to such transfer), and the parties will not take any position on a tax return, audit, examination or other proceeding inconsistent with any of the intended tax treatment described in this Section 7.18 except upon an applicable contrary final Determination. The Corporation will ensure that, on and after the date hereof and continuing through the term of this Agreement, the LLC and each of its direct and indirect subsidiaries that they control and that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code.

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

MCAFEE CORP.

By:
Name:
Title:

1

THE LLC:

FOUNDATION TECHNOLOGY WORLDWIDE LLC

By:
Name:
Title:

TPG VII SIDE-BY-SIDE ACCOUNT I, LP

By:
Name:
Title:

TPG VII MANTA AIV CO-INVEST, LP

By:
Name:
Title:

TPG VII MANTA HOLDINGS II, LP

By:
Name:
Title:

TPG VII MANTA BLOCKER CO-INVEST I, LP

By:
Name:
Title:

THOMA BRAVO FUND XII AIV, L.P.

By:
Name:
Title:

THOMA BRAVO EXECUTIVE FUND XII AIV, L.P.

By:
Name:
Title:

THOMA BRAVO EXECUTIVE FUND XII-A AIV, L.P.

By:
Name:
Title:

THOMA BRAVO FUND XII-A, L.P.

By:
Name:
Title:

SNOWLAKE INVESTMENT PTE LTD.

By:
Name:
Title:

[NEW AIV PARTNERSHIP]

By:
Name:
Title:

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